EXHIBIT 99.1

T-Mobile Outpaces the Industry on Customer and Service Revenue Growth, Delivers Highest Cash Flow in Company History in Q3 2023 and Raises Guidance Again

Un-carrier Reaches Network Milestone by Covering 300 Million People with Ultra Capacity 5G Months Ahead of Schedule and Delivers its Lowest Q3 Postpaid Phone Churn in Company History

Industry-Leading Customer Growth Fueled by Best Network and Value Combination(1)
•Postpaid net account additions of 386 thousand, best in industry
•Postpaid net customer additions of 1.2 million, best in industry and raising guidance
•Postpaid phone net customer additions of 850 thousand, best in industry
•Postpaid phone churn of 0.87%, record low for Q3
•High Speed Internet net customer additions of 557 thousand, best in industry
Translating Customer Growth Into Industry-Leading Financial Growth
•Service revenues of $15.9 billion grew 4% year-over-year and Postpaid service revenues of $12.3 billion grew 6% year-over-year, both best in industry growth
•Net income of $2.1 billion grew 322% year-over-year and diluted earnings per share (“EPS”) of $1.82 grew 355% year-over-year, both best in industry growth
•Core Adjusted EBITDA(2) of $7.5 billion grew 12% year-over-year, best in industry growth and raising guidance
•Net cash provided by operating activities of $5.3 billion grew 21% year-over-year, best in industry growth and raising guidance
•Adjusted Free Cash Flow(2) of $4.0 billion grew 94% year-over-year, best in industry growth and raising guidance
•Repurchased $2.7 billion of common stock in Q3 2023 and $14.7 billion cumulatively as of October 20th
T-Mobile Reaches Major Network Milestone and Continues Reign as Nationwide Overall Network Leader
•300 million Americans now covered by Ultra Capacity 5G, achieving the year-end goal more than two months ahead of schedule, while the total 5G network covers more than 330 million people (98% of Americans)
•Clean sweep across every category for overall network performance for the fourth quarter in a row from Ookla and best 5G availability in the world from Opensignal
•
Bellevue, WA — October 25, 2023 — T-Mobile US, Inc. (NASDAQ: TMUS) reported third quarter 2023 results today, outpacing the industry on customer growth, fueled by its best network and value combination across its unique growth opportunities. The Company continues to translate its industry-leading customer growth into best-in-class growth in service revenues, profitability and cash flow, while raising full-year 2023 guidance. T-Mobile continues delivering on its plan to return value to stockholders, buying back $2.7 billion of common stock throughout the quarter, while announcing the second tranche of its substantial capital return program and introducing a dividend for the first time in Company history. The Company also announced its Ultra Capacity 5G network now covers 300 million people with dedicated mid-band spectrum, reaching its 2023 goal over two months ahead of schedule.

“I’ve said it before and I’ll say it again: in this competitive environment, only T-Mobile can deliver the type of stellar results we saw in Q3 because only we can consistently deliver the best network and best value combination that customers want,” said Mike Sievert, CEO of T-Mobile. “This quarter’s best-in-class customer and financial growth, including our industry-leading postpaid net customer AND account adds and highest cash flow in Un-carrier history, paint a clear picture of a durable and differentiated strategy that is working. Our unmatched offering is bringing more and more consumers and businesses to the Un-carrier, including, for the first time ever, the highest share of postpaid switchers in smaller markets and rural areas. At the same time, we’re delivering significant shareholder value that will propel us into a future where we have plenty of room to run.”
___________________________________________________________
(1)AT&T Inc. historically does not disclose postpaid net account additions. Comcast and Charter do not disclose postpaid phone net customer additions. Industry-leading claims are based on consensus expectations if results are not yet reported.
(2)Core Adjusted EBITDA and Adjusted Free Cash Flow are non-GAAP financial measures. These non-GAAP financial measures should be considered in addition to, but not as a substitute for, the information provided in accordance with GAAP. Reconciliations for these non-GAAP financial measures to the most directly comparable GAAP financial measures are provided in the Reconciliation of Non-GAAP Financial Measures to GAAP Financial Measures tables. We are not able to forecast Net income on a forward-looking basis without unreasonable efforts due to the high variability and difficulty in predicting certain items that affect Net income, including, but not limited to, Income tax expense and Interest expense. Core Adjusted EBITDA should not be used to predict Net income as the difference between this measure and Net income is variable. Starting in Q1 2023, we renamed Free Cash Flow to Adjusted Free Cash Flow. This change in name did not result in any change to the definition or calculation of this non-GAAP financial measure.

Industry-Leading Customer Growth Fueled by Best Network and Value Combination(1)
•Postpaid net account additions of 386 thousand were relatively flat year-over-year, reflecting continued industry-leading share of net account additions despite fewer High Speed Internet only net account additions.
•Postpaid net customer additions of 1.2 million decreased 401 thousand year-over-year. Postpaid net customer additions continue to reflect industry-leading net additions in postpaid phone and High Speed Internet, partially offset by deactivations of lower ARPU mobile internet devices in the educational sector that were originally activated during the Pandemic and no longer needed.
•Postpaid phone net customer additions of 850 thousand were relatively flat year-over-year, reflecting increased gross additions and lower churn, offset by increased deactivations from a customer base that grew 4%. Postpaid phone churn of 0.87% improved 1 basis point year-over-year.
•Prepaid net customer additions of 79 thousand decreased 26 thousand year-over-year, and Prepaid churn was 2.81%.
•High Speed Internet net customer additions of 557 thousand decreased 21 thousand year-over-year, reflecting continued growth in gross additions driven by increasing customer demand and lower churn, offset by increased deactivations from a customer base that doubled year-over-year, ending the quarter at 4.2 million customers.
•Total net customer additions of 1.3 million decreased 427 thousand year-over-year. The total customer count increased to a record high of 117.9 million.

	Quarter			Nine Months Ended September 30,
(in thousands, except churn)	Q3 2023	Q2 2023	Q3 2022	2023	2022
Postpaid net account additions	386	299	394	972	1,122
Total net customer additions	1,305	1,685	1,732	4,309	4,914
Postpaid net customer additions	1,226	1,561	1,627	4,080	4,601
Postpaid phone net customer additions	850	760	854	2,148	2,166
Postpaid other net customer additions (2)	376	801	773	1,932	2,435
Prepaid net customer additions (2)	79	124	105	229	313
Total customers, end of period (2)(3)	117,907	116,602	111,755	117,907	111,755
Postpaid phone churn	0.87%	0.77%	0.88%	0.84%	0.87%
Prepaid churn	2.81%	2.62%	2.88%	2.73%	2.71%
High Speed Internet net customer additions	557	509	578	1,589	1,476
Total High Speed Internet customers, end of period	4,235	3,678	2,122	4,235	2,122
(1)AT&T Inc. historically does not disclose postpaid net account additions. Comcast and Charter do not disclose postpaid phone net customer additions. Industry-leading claims are based on consensus expectations if results are not yet reported.
(2)Includes High Speed Internet customers.
(3)Customers impacted by the decommissioning of the legacy Sprint CDMA and LTE and T-Mobile UMTS networks have been excluded from our customer base resulting in the removal of 212,000 postpaid phone customers and 349,000 postpaid other customers in the first quarter of 2022 and 284,000 postpaid phone customers, 946,000 postpaid other customers and 28,000 prepaid customers in the second quarter of 2022. In connection with our acquisition of companies, we included a base adjustment in the first quarter of 2022 to increase postpaid phone customers by 17,000 and reduce postpaid other customers by 14,000. Certain customers now serviced through reseller contracts were removed from our reported postpaid customer base resulting in the removal of 42,000 postpaid phone customers and 20,000 postpaid other customers in the second quarter of 2022.

Translating Customer Growth Into Industry-Leading Financial Growth(1)
•Total service revenues of $15.9 billion increased 4% year-over-year, and Postpaid service revenues of $12.3 billion increased 6% year-over-year.
•Net income of $2.1 billion increased $1.6 billion year-over-year, which included Merger-related costs, net of tax, of $114 million and severance and related costs associated with the August 2023 workforce reduction, net of tax, of $353 million. Diluted EPS of $1.82 per share increased $1.42 per share year-over-year.
•Core Adjusted EBITDA of $7.5 billion increased 12% year-over-year, primarily due to Service revenue growth and increased synergy realization.
•Net cash provided by operating activities of $5.3 billion increased 21% year-over-year, which included cash payments for Merger-related costs of $345 million.
•Cash purchases of property and equipment, including capitalized interest, of $2.4 billion decreased 33% year-over-year, driven by increased capital efficiencies from accelerated investments in the nationwide 5G network in 2022.
•Adjusted Free Cash Flow of $4.0 billion increased 94% year-over-year, which included cash payments for Merger-related costs of $345 million.
•Stockholder Returns included 19.3 million shares of common stock repurchased for $2.7 billion in Q3 2023, with 104.3 million cumulative shares repurchased for $14.7 billion as of October 20, 2023. Including a declared $0.65 per share dividend that will be paid on December 15, 2023, the remaining authorization for additional stock repurchases and dividends through December 2024 is $17.5 billion.

	Quarter			Nine Months Ended September 30,		Q3 2023 vs. Q2 2023	Q3 2023 vs. Q3 2022	YTD 2023 vs. YTD 2022
(in millions, except EPS)	Q3 2023	Q2 2023	Q3 2022	2023	2022
Total service revenues	$15,914	$15,738	$15,361	$47,198	$45,805	1.1%	3.6%	3.0%
Postpaid service revenues	12,288	12,070	11,548	36,220	34,194	1.8%	6.4%	5.9%
Total revenues	19,252	19,196	19,477	58,080	59,298	0.3%	(1.2)%	(2.1)%
Net income	2,142	2,221	508	6,303	1,113	(3.6)%	321.7%	466.3%
Diluted EPS	1.82	1.86	0.40	5.26	0.88	(2.2)%	355.0%	497.7%
Adjusted EBITDA	7,600	7,405	7,039	22,204	20,993	2.6%	8.0%	5.8%
Core Adjusted EBITDA	7,547	7,336	6,728	21,935	19,809	2.9%	12.2%	10.7%
Net cash provided by operating activities	5,294	4,355	4,391	13,700	12,445	21.6%	20.6%	10.1%
Cash purchases of property and equipment, including capitalized interest	2,424	2,789	3,634	8,214	10,587	(13.1)%	(33.3)%	(22.4)%
Adjusted Free Cash Flow	4,003	2,877	2,065	9,281	5,472	39.1%	93.8%	69.6%
(1) Industry-leading claims are based on consensus expectations if results are not yet reported.

T-Mobile Reaches Major Network Milestone and Continues Reign as Nationwide Overall Network Leader
T-Mobile’s Ultra Capacity 5G network covers 300 million people, over three times the square miles of AT&T and two times Verizon. Total 5G covers more than 330 million people (98% of Americans) and two million square miles, more square miles than AT&T and Verizon combined.

T-Mobile’s 5G leadership has translated into overall network leadership while 5G is increasingly becoming the overall network experience for customers. The Un-carrier continues its third-party report winning streak for overall network and 5G:
•Ookla: In its latest Speedtest Global Index Market Analysis, T-Mobile beat the competition, winning every single category for overall network, including fastest provider, lowest latency, most consistent and best mobile video. The Company also remained undefeated for 5G performance for the fifth quarter in a row, including repeat wins for best 5G performance and 5G consistency.
•Opensignal: In its latest Global Mobile Network Experience Report, T-Mobile was named best in the world for 5G availability. For the third year in a row, the Company was the only US operator to win a 5G global award.
Note: See 5G device, coverage, & access details at T-Mobile.com. Fastest: Based on median, overall combined speeds according to analysis by Ookla® of Speedtest Intelligence® data download speeds for Q3 2023. Ookla trademarks used under license and reprinted with permission.

Raising 2023 Guidance
•Postpaid net customer additions are expected to be between 5.7 million and 5.9 million, an increase from prior guidance of 5.6 million to 5.9 million.
•Core Adjusted EBITDA, which is Adjusted EBITDA less lease revenues, is expected to be between $29.0 billion and $29.2 billion, an increase from prior guidance of $28.9 billion to $29.2 billion.
•Merger synergies are expected to be approximately $7.5 billion.
•Merger-related costs are expected to be approximately $1.0 billion before taxes. These costs are excluded from Core Adjusted EBITDA but will impact Net income, Net cash provided by operating activities and Adjusted Free Cash Flow.
•Net cash provided by operating activities, including payments for Merger-related costs, is expected to be between $18.3 billion and $18.5 billion, an increase from prior guidance of $18.0 billion to $18.3 billion.
•Cash purchases of property and equipment, including capitalized interest, are expected to be between $9.6 billion and $9.8 billion, an increase from the prior guidance of $9.5 billion to $9.7 billion.
•Adjusted Free Cash Flow, including payments for Merger-related costs, is expected to be between $13.4 billion and $13.6 billion, an increase from prior guidance of $13.2 billion to $13.6 billion. Adjusted Free Cash Flow guidance does not assume any material net cash inflows from securitization.

(in millions, except Postpaid net customer additions)	Previous		Current		Change (Mid-point)
Postpaid net customer additions (thousands)	5,600	5,900	5,700	5,900	50
Net income (1)	N/A	N/A	N/A	N/A	N/A
Core Adjusted EBITDA (2)	$28,900	$29,200	$29,000	$29,200	$50
Merger synergies	~7,500		~7,500		—
Merger-related costs (3)	~1,000		~1,000		—
Net cash provided by operating activities	18,000	18,300	18,300	18,500	250
Capital expenditures (4)	9,500	9,700	9,600	9,800	100
Adjusted Free Cash Flow (5)	13,200	13,600	13,400	13,600	100
(1)T-Mobile is not able to forecast Net income on a forward-looking basis without unreasonable efforts due to the high variability and difficulty in predicting certain items that affect GAAP Net income, including, but not limited to, Income tax expense and Interest expense. Core Adjusted EBITDA should not be used to predict Net income as the difference between this measure and Net income is variable.
(2)Management uses Core Adjusted EBITDA as a measure to monitor the financial performance of Company operations, excluding the impact of lease revenues from related device financing programs. Guidance ranges assume lease revenues of approximately $300 million for 2023.
(3)Merger-related costs are excluded from Core Adjusted EBITDA but will impact Net income, Net cash provided by operating activities and Adjusted Free Cash Flow.
(4)Capital expenditures means cash purchases of property and equipment, including capitalized interest.
(5)Adjusted Free Cash Flow guidance does not assume any material net cash inflows from securitization in 2023.

Doing Good — The Un-carrier Way — Industry Leader in Building a More Connected and Sustainable Future
T-Mobile continues to stay true to its commitment to use its network, scale and resources for good, building a more connected, equitable and sustainable future. Most recently:
•T-Mobile’s Network, Emergency Management and Community Support teams supported Maui residents, communities and first responders. T-Mobile’s Emergency Response team also worked closely with FEMA, the State of Hawaii and other agencies to provide connectivity in critical locations as well as activated phones with Wireless Priority Service during the Maui wildfires.
•Since announcing the significant five-year commitment to small towns in April 2021, the Un-carrier has given over $10 million in Hometown Grants to a total of 225 communities to bring community projects to life across 42 states and support stronger, healthier and more connected communities.
•RE100 announced T-Mobile as a finalist in the Changemaker category for the RE100 Annual Leadership Award, recognizing the Un-carrier’s renewable electricity achievements.

Financial Results
For more details on T-Mobile’s Q3 2023 financial results, including the Investor Factbook with detailed financial tables, please visit T-Mobile US, Inc.’s Investor Relations website at https://investor.t-mobile.com.

Earnings Call Information
Date/Time
•Wednesday, October 25, 2023, at 8:00 a.m. (EDT)

Access via Phone (audio only)
Please plan on accessing the call 10 minutes prior to the scheduled start time.
•US/Canada: 877-390-2342
•International: +1 309-216-6532

Access via Webcast
The earnings call will be broadcasted live and can be replayed via the Investor Relations website at https://investor.t-mobile.com.

Submit Questions via Twitter
Send a tweet to @TMobileIR or @MikeSievert using $TMUS

Contact Information
•Media Relations: mediarelations@t-mobile.com
•Investor Relations: investor.relations@t-mobile.com

T-Mobile Social Media
Investors and others should note that we announce material financial and operational information to our investors using our investor relations website (https://investor.t-mobile.com), newsroom website (https://t-mobile.com/news), press releases, SEC filings and public conference calls and webcasts. We also intend to use certain social media accounts as a means of disclosing information about us and our services and for complying with our disclosure obligations under Regulation FD (the @TMobileIR Twitter account (https://twitter.com/TMobileIR), the @MikeSievert Twitter account (https://twitter.com/MikeSievert), which Mr. Sievert also uses as a means for personal communications and observations, and the @TMobileCFO Twitter Account (https://twitter.com/tmobilecfo), and our CFO’s LinkedIn account (https://www.linkedin.com/in/peter-osvaldik-3887394), both of which Mr. Osvaldik also uses as a means for personal communication and observations). The information we post through these social media channels may be deemed material. Accordingly, investors should monitor these social media channels in addition to following our press releases, SEC filings and public conference calls and webcasts. The social media channels that we intend to use as a means of disclosing the information described above may be updated from time to time as listed on our investor relations website.

About T-Mobile US, Inc.
T-Mobile US, Inc. (NASDAQ: TMUS) is America’s supercharged Un-carrier, delivering an advanced 4G LTE and transformative nationwide 5G network that will offer reliable connectivity for all. T-Mobile’s customers benefit from its unmatched combination of value and quality, unwavering obsession with offering them the best possible service experience and undisputable drive for disruption that creates competition and innovation in wireless and beyond. Based in Bellevue, Wash., T-Mobile provides services through its subsidiaries and operates its flagship brands, T-Mobile and Metro by T-Mobile. For more information please visit: https://www.t-mobile.com.

Forward-Looking Statements
This communication includes forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. All statements other than statements of historical fact, including information concerning T-Mobile US, Inc.’s future results of operations, are forward-looking statements. These forward-looking statements are generally identified by the words “anticipate,” “believe,” “estimate,” “expect,” “intend,” “may,” “could” or similar expressions.

Forward-looking statements are based on current expectations and assumptions, which are subject to risks and uncertainties and may cause actual results to differ materially from the forward-looking statements. Important factors that could affect future results and cause those results to differ materially from those expressed in the forward-looking statements include, among others, the following: competition, industry consolidation and changes in the market for wireless communications services and other forms of connectivity; criminal cyberattacks, disruption, data loss or other security breaches; our inability to take advantage of technological developments on a timely basis; our inability to retain or motivate key personnel, hire qualified personnel or maintain our corporate culture; system failures and business disruptions, allowing for unauthorized use of or interference with our network and other systems; the scarcity and cost of additional wireless spectrum, and regulations relating to spectrum use; the difficulties in maintaining multiple billing systems following the Merger (as defined below) and any unanticipated difficulties, disruption, or significant delays in our long-term strategy to convert Sprint’s legacy customers onto T-Mobile’s billing platforms; the impacts of the actions we have taken and conditions we have agreed to in connection with the regulatory proceedings and approvals of the Transactions (as defined below), including the acquisition by DISH Network Corporation (“DISH”) of the prepaid wireless business operated under the Boost Mobile and Sprint prepaid brands (excluding the Assurance brand Lifeline customers and the prepaid wireless customers of Shenandoah Personal Communications Company LLC (“Shentel”) and Swiftel Communications, Inc.), including customer accounts, inventory, contracts, intellectual property and certain other specified assets, and the assumption of certain related liabilities (collectively, the “Prepaid Transaction”), the complaint and proposed final judgment agreed to by us, Deutsche Telekom AG (“DT”), Sprint Corporation, now known as Sprint LLC (“Sprint”), SoftBank Group Corp. (“SoftBank”) and DISH with the U.S. District Court for the District of Columbia, which was approved by the Court on April 1, 2020, the proposed commitments filed with the Secretary of the Federal Communications Commission (“FCC”), which we announced on May 20, 2019, certain national security commitments and undertakings, and any other commitments or undertakings entered into, including, but not limited to, those we have made to certain states and nongovernmental organizations (collectively, the “Government Commitments”), and the challenges in satisfying the Government Commitments in the required time frames and the significant cumulative costs incurred in tracking and monitoring compliance over multiple years; adverse economic, political or market conditions in the U.S. and international markets, including changes resulting from increases in inflation or interest rates, supply chain disruptions, and impacts of geopolitical instability, such as the Ukraine-Russia war and Israel-Hamas war; our inability to manage the ongoing commercial services arrangements entered into in connection with the Prepaid Transaction, and known or unknown liabilities arising in connection therewith; the timing and effects of any future acquisition, divestiture, investment, or merger involving us; any disruption or failure of our third parties (including key suppliers) to provide products or services for the operation of our business; our inability to fully realize the synergy benefits from the merger (the "Merger") with Sprint, pursuant to the Business Combination Agreement with Sprint and the other parties named therein (as amended, the "Business Combination Agreement") and the other transactions contemplated by the Business Combination Agreement (collectively, the "Transactions") in the expected time frame; our substantial level of indebtedness and our inability to service our debt obligations in accordance with their terms or to comply with the restrictive covenants contained therein; changes in the credit market conditions, credit rating downgrades or an inability to access debt markets; restrictive covenants including the agreements governing our indebtedness and other financings; the risk of future material weaknesses we may identify, or any other failure by us to maintain effective internal controls, and the resulting significant costs and reputational damage; any changes in regulations or in the regulatory framework under which we operate; laws and regulations relating to the handling of privacy and data protection; unfavorable outcomes of and increased costs from existing or future regulatory or legal proceedings; our offering of regulated financial services products and exposure to a wide variety of state and federal regulations; new or amended tax laws or regulations or administrative interpretations and judicial decisions affecting the scope or application of tax laws or regulations; our wireless licenses, including those controlled through leasing agreements, are subject to renewal and may be revoked; our exclusive forum provision as provided in our Certificate of Incorporation; interests of DT, our controlling stockholder, which may differ from the interests of other stockholders; future sales of our common stock by DT and SoftBank and our inability to attract additional equity financing outside the United States due to foreign ownership limitations by the FCC; the dollar amount authorized for our 2023-2024 Stockholder Return Program may not be fully utilized, and our share repurchases and dividend payments pursuant thereto may fail to have the desired impact on stockholder value and other risks as disclosed in our most recent annual report on Form 10-K, 10-Q and other filings with the Securities and Exchange Commission (the “SEC”).

For our environmental, climate, or other “Environmental, Social, and Governance (ESG)” targets, goals and commitments outlined in this communication, we face additional risks and uncertainties, including unexpected delays, difficulties, and expenses in executing against such targets, goals and commitments, as well as changes in laws or regulations affecting us, such as changes in cybersecurity, data privacy, environmental, safety and health laws, and other risks as disclosed in our most recent annual report on Form 10-K, 10-Q and other filings with the SEC. Given these risks and uncertainties, readers are cautioned not to place undue reliance on such forward-looking statements. We undertake no obligation to revise or publicly release the results of any revision to these forward-looking statements, except as required by law.

In addition, some of the statements contained in this communication may rely on third-party information and projections that management believes to be reputable; however, we do not independently verify or audit this information. This communication also contains ESG-related statements based on hypothetical scenarios and assumptions as well as estimates that are subject to a high level of uncertainty, and these statements should not necessarily be viewed as being representative of current or actual risk or performance, or forecasts of expected risk or performance. In addition, historical, current, and forward-looking environmental and social-related statements may be based on standards for measuring progress that are still developing, and internal controls and processes that continue to evolve. Forward-looking and other statements in this communication may also address our corporate responsibility and sustainability progress, plans, and goals, and the inclusion of such statements is not an indication that these contents are necessarily material for the purposes of complying with or reporting pursuant to the U.S. federal securities laws and regulations, even if we use the word “material” or “materiality” in this communication in relation to those statements. Website references throughout this communication are provided for convenience only, and the content on the referenced websites is not incorporated by reference into this communication.

T-Mobile US, Inc.
Reconciliation of Non-GAAP Financial Measures to GAAP Financial Measures
(Unaudited)

This Press Release includes non-GAAP financial measures. The non-GAAP financial measures should be considered in addition to, but not as a substitute for, the information provided in accordance with GAAP. Reconciliations for the non-GAAP financial measures to the most directly comparable GAAP financial measures are provided below. T-Mobile is not able to forecast Net income on a forward-looking basis without unreasonable efforts due to the high variability and difficulty in predicting certain items that affect GAAP net income, including, but not limited to, Income tax expense and Interest expense. Adjusted EBITDA and Core Adjusted EBITDA should not be used to predict Net income as the difference between either of these measures and Net income is variable.

Adjusted EBITDA and Core Adjusted EBITDA are reconciled to Net income (loss) as follows:

	Quarter							Nine Months Ended September 30,
(in millions)	Q1 2022	Q2 2022	Q3 2022	Q4 2022	Q1 2023	Q2 2023	Q3 2023	2022	2023
Net income (loss)	$713	$(108)	$508	$1,477	$1,940	$2,221	$2,142	$1,113	$6,303
Adjustments:
Interest expense, net	864	851	827	822	835	861	790	2,542	2,486
Other expense (income), net	11	21	3	(2)	(9)	(6)	(41)	35	(56)
Income tax expense (benefit)	218	(55)	(57)	450	631	717	705	106	2,053
Operating income	1,806	709	1,281	2,747	3,397	3,793	3,596	3,796	10,786
Depreciation and amortization	3,585	3,491	3,313	3,262	3,203	3,110	3,187	10,389	9,500
Stock-based compensation (1)	136	149	145	146	173	155	152	430	480
Merger-related costs	1,413	1,668	1,296	592	358	276	152	4,377	786
Impairment expense	—	477	—	—	—	—	—	477	—
Legal-related expenses (recoveries), net (2)	—	400	(19)	10	(43)	—	—	381	(43)
Loss (gain) on disposal group held for sale	—	—	1,071	16	(42)	17	—	1,071	(25)
Other, net (3)	10	110	(48)	55	153	54	513	72	720
Adjusted EBITDA	6,950	7,004	7,039	6,828	7,199	7,405	7,600	20,993	22,204
Lease revenues	(487)	(386)	(311)	(246)	(147)	(69)	(53)	(1,184)	(269)
Core Adjusted EBITDA	$6,463	$6,618	$6,728	$6,582	$7,052	$7,336	$7,547	$19,809	$21,935
(1)Stock-based compensation includes payroll tax impacts and may not agree to stock-based compensation expense in the consolidated financial statements. Additionally, certain stock-based compensation expenses associated with the Sprint Merger have been included in Merger-related costs.
(2)Legal-related expenses (recoveries), net, consists of the settlement of certain litigation associated with the August 2021 cyberattack, net of insurance recoveries.
(3)Other, net, primarily consists of certain severance, restructuring and other expenses and income not directly attributable to the Merger, which are not reflective of T-Mobile’s core business activities (“special items”) and are, therefore, excluded from Adjusted EBITDA and Core Adjusted EBITDA. Other, net, for the three and nine months ended September 30, 2023, includes $471 million of severance and related costs associated with the August 2023 workforce reduction.
Adjusted EBITDA represents earnings before Interest expense, net of Interest income, Income tax expense, Depreciation and amortization, stock-based compensation and certain income and expenses not reflective of T-Mobile’s ongoing operating performance. Core Adjusted EBITDA represents Adjusted EBITDA less lease revenues. Core Adjusted EBITDA and Adjusted EBITDA are non-GAAP financial measures utilized by T-Mobile’s management to monitor the financial performance of our operations. T-Mobile uses Core Adjusted EBITDA and Adjusted EBITDA as benchmarks to evaluate T-Mobile’s operating performance in comparison to its competitors. T-Mobile also uses Core Adjusted EBITDA internally as a measure to evaluate and compensate its personnel and management for their performance. Management believes analysts and investors use Core Adjusted EBITDA and Adjusted EBITDA as supplemental measures to evaluate overall operating performance and to facilitate comparisons with other wireless communications companies because they are indicative of T-Mobile’s ongoing operating performance and trends by excluding the impact of Interest expense from financing, non-cash depreciation and amortization from capital investments, stock-based compensation, Merger-related costs, including network decommissioning costs, impairment expense, loss (gain) on disposal group held for sale and certain legal-related recoveries and expenses, as well as other special income and expenses which are not reflective of T-Mobile’s core business activities. Management believes analysts and investors use Core Adjusted EBITDA because it normalizes for the transition in the company’s device financing strategy, by excluding the impact of lease revenues from Adjusted EBITDA, to align with the related depreciation expense on leased devices, which is excluded from the definition of Adjusted EBITDA. Core Adjusted EBITDA and Adjusted EBITDA have limitations as analytical tools and should not be considered in isolation or as a substitute for Net income or any other measure of financial performance reported in accordance with U.S. Generally Accepted Accounting Principles (“GAAP”).

T-Mobile US, Inc.
Reconciliation of Non-GAAP Financial Measures to GAAP Financial Measures (continued)
(Unaudited)

Adjusted Free Cash Flow is calculated as follows:

	Quarter							Nine Months Ended September 30,
(in millions, except percentages)	Q1 2022	Q2 2022	Q3 2022	Q4 2022	Q1 2023	Q2 2023	Q3 2023	2022	2023
Net cash provided by operating activities	$3,845	$4,209	$4,391	$4,336	$4,051	$4,355	$5,294	$12,445	$13,700
Cash purchases of property and equipment, including capitalized interest	(3,381)	(3,572)	(3,634)	(3,383)	(3,001)	(2,789)	(2,424)	(10,587)	(8,214)
Proceeds from sales of tower sites	—	—	—	9	6	2	2	—	10
Proceeds related to beneficial interests in securitization transactions	1,185	1,121	1,308	1,222	1,345	1,309	1,131	3,614	3,785
Adjusted Free Cash Flow	$1,649	$1,758	$2,065	$2,184	$2,401	$2,877	$4,003	$5,472	$9,281
Net cash provided by operating activities margin (Net cash provided by operating activities divided by Service revenues)	25.4%	27.5%	28.6%	27.9%	26.1%	27.7%	33.3%	27.2%	29.0%
Adjusted Free Cash Flow margin (Adjusted Free Cash Flow divided by Service revenues)	10.9%	11.5%	13.4%	14.1%	15.4%	18.3%	25.2%	11.9%	19.7%
Adjusted Free Cash Flow - Net cash provided by operating activities less Cash purchases of property and equipment, plus Proceeds from sales of tower sites and Proceeds related to beneficial interests in securitization transactions and less Cash payments for debt prepayment or debt extinguishment costs. Adjusted Free Cash Flow is utilized by T-Mobile’s management, investors and analysts to evaluate cash available to pay debt, repurchase shares, pay dividends and provide further investment in the business. Starting in Q1 2023, we renamed Free Cash Flow to Adjusted Free Cash Flow. This change in name did not result in any change to the definition or calculation of this non-GAAP measure.
Adjusted Free Cash Flow margin - Adjusted Free Cash Flow divided by Service revenues. Adjusted Free Cash Flow Margin is utilized by T-Mobile’s management, investors, and analysts to evaluate the company’s ability to convert service revenue efficiently into cash available to pay debt, repurchase shares and provide further investment in the business.

The current guidance range for Adjusted Free Cash Flow is calculated as follows:

	FY 2023
(in millions)	Guidance Range
Net cash provided by operating activities	$18,300	$18,500
Cash purchases of property and equipment, including capitalized interest	(9,600)	(9,800)
Proceeds related to beneficial interests in securitization transactions (1)	4,700	4,900
Adjusted Free Cash Flow	$13,400	$13,600
(1)Adjusted Free Cash Flow guidance does not assume any material net cash inflows from securitization in 2023.

The previous guidance range for Adjusted Free Cash Flow was calculated as follows:

	FY 2023
(in millions)	Guidance Range
Net cash provided by operating activities	$18,000	$18,300
Cash purchases of property and equipment, including capitalized interest	(9,500)	(9,700)
Proceeds related to beneficial interests in securitization transactions (1)	4,700	5,000
Adjusted Free Cash Flow	$13,200	$13,600
(1)Adjusted Free Cash Flow guidance does not assume any material net cash inflows from securitization in 2023.

T-Mobile US, Inc.
Operating Measures
(Unaudited)

The following table sets forth company operating measures ARPA and ARPU:

	Quarter							Nine Months Ended September 30,
(in dollars)	Q1 2022	Q2 2022	Q3 2022	Q4 2022	Q1 2023	Q2 2023	Q3 2023	2022	2023
Postpaid ARPA	$136.53	$137.92	$137.49	$137.78	$138.04	$138.94	$139.83	$137.32	$138.94
Postpaid phone ARPU	48.41	48.96	48.89	48.86	48.63	48.84	48.93	48.75	48.80
Prepaid ARPU	39.19	38.71	38.86	38.29	37.98	37.98	38.18	38.92	38.05

Postpaid Average Revenue Per Account (Postpaid ARPA) - Average monthly postpaid service revenue earned per account. Postpaid service revenues for the specified period divided by the average number of postpaid accounts during the period, further divided by the number of months in the period.
Average Revenue Per User (ARPU) - Average monthly service revenue earned per customer. Service revenues for the specified period divided by the average number of customers during the period, further divided by the number of months in the period.
Postpaid phone ARPU excludes postpaid other customers and related revenues.